Exhibit (23) to Report
On Form 10-K for Fiscal
Year Ended June 30, 2013
By Parker-Hannifin Corporation
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-186741 on Form S-3 and Registration Statement Nos. 033-53193, 333-95477, 333-103181, 333-107691, 333-117761, 333-126957, 333-130123, 333-164335, 333-186733 and 333-186734 on Form S-8 of our report dated August 29, 2013, relating to the financial statements and the financial statement schedule of Parker-Hannifin Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended June 30, 2013.
/s/ DELOITTE & TOUCHE LLP
Cleveland, OH
August 29, 2013